Exhibit 99.1

April 18, 2006 For immediate release	Contact Information: Standard Aero Holdings, Inc Investor_relations@standardaero.com
Standard Aero Holdings, Inc. Report of Fourth Quarter and 2005 Year End Results
Winnipeg, Manitoba — April 18, 2006
Standard Aero Holdings, Inc. (Standard Aero) presents its summary financial results for the fourth quarter and fiscal year ended December 31, 2005, which were reported on April 14, 2006 in its Annual Report on Form 10-K filed with the Securities and Exchange Commission.
Results
Revenues. Revenues for the three months ended December 31, 2005 were $203.2 million, a decrease of $5.4 million or 2.6% compared to the three months ended December 31, 2004. This decrease was primarily attributable to a $10.0 million decline in the Company’s Aviation maintenance repair and overhaul (MRO) revenue. The decrease in Aviation MRO revenue was due to a reduction in the Company’s military MRO services, which decreased during the period as the operational tempo of the United States military declined while serviceable engine inventory levels of the United States Air Force increased. This decline was partially offset by increases in revenue from turboprop and helicopter engine MRO services primarily attributable to increased utilization and revenues from new contracts. The Company’s Enterprise Services revenue increased $4.6 million, primarily as a result of its subcontract agreements with Battelle to provide redesign services to the United States Air Force.
Revenues for the twelve months ended December 31, 2005 were $760.7 million, a decrease of $32.8 million or 4.1% compared with the twelve months ended December 31, 2004. This decrease was primarily due to decreased revenues for the AE3007 engine platform and a decrease in revenue from the United States military as a result of reduced operating tempo and funding.
“We are very pleased with the improved performance of our turboprop and turboshaft businesses during 2005 resulting from new contracts and increased engine utilization in these markets.” stated David Shaw, CEO of Standard Aero Holdings Inc. “We are also excited about the Enterprise Services business which provides redesign services to the United States Air Force through our subcontract agreement with Battelle.”
“We did however experience a reduction in demand for our U.S. military MRO services in 2005 as result of reduced T56 MRO funding levels by the United States Air Force. We were also impacted by significant changes in price and workscopes for the AE3007 engines on OEM service agreements,” added Mr. Shaw. “As a result of these changes during the year we undertook a review of all costs to support our core business and made the necessary reductions. We will continue to pursue new contract opportunities, particularly in our regional aircraft, military and Enterprise Service businesses to enhance our long term order-book.”
Income (Loss) from Operations and Net Income (Loss). Loss from operations was $60.4 million for the three months ended December 31, 2005 compared to income from operations of $7.5 million for the three months ended December 31, 2004. Loss from operations for the twelve months ended December 31, 2005 was $13.0 million compared to income from operations of $64.0 million for the twelve months ended December 31, 2004. The 2005 loss from operations resulted from a $77.1 million non-cash impairment charge incurred during the three months ended December 31, 2005. The 2005 periods were also negatively impacted by lower revenues as described above, increased professional and management fees, severance costs and increased amortization of the Company’s intangible assets. The increased amortization expense during 2005 was driven primarily by the full-year effect of purchase accounting associated with our acquisition of the MRO business of Dunlop Standard Aerospace Group Limited on August 24, 2004 (the “Acquisition”). The 2004 period was negatively impacted by fair value inventory and work in process adjustments and expenses during the four-month period following the Acquisition.

Net loss for the three months ended December 31, 2005 was $63.1 million as compared to a $2.3 million loss for the three months ended December 31, 2004. Net loss for the twelve months ended December 31, 2005 was $49.2 million as compared to net income of $29.3 million for the twelve months ended December 31, 2004.
Indebtedness and Capital Expenditures. At December 31, 2005, total indebtedness was $472.6 million and cash on hand was $24.1 million as compared to total indebtedness of $489.2 million and cash on hand of $27.9 million as at December 31, 2004. Net capital expenditures during the twelve months ended December 31, 2005 were $13.5 million, compared to $18.1 million during the twelve months ended December 31, 2004. Subsequently, the Company made optional prepayments under the term loan portion of its senior credit facilities of $15.0 million and $5.0 million on January 27, 2006 and February 24, 2006, respectively.
Adjusted EBITDA. Adjusted EBITDA, as defined by the Company’s senior secured credit agreement, was $26.0 million for the three months ended December 31, 2005, a decrease of 13.9% compared to Adjusted EBITDA of $30.2 million for the three months ended December 31, 2004. Adjusted EBITDA was $97.8 million for the twelve months ended December 31, 2005, a decrease of 14.0% compared to Adjusted EBITDA of $113.7 million for the twelve months ended December 31, 2004. During the twelve months ended December 31, 2005, Adjusted EBITDA was negatively impacted by volume decreases, increased professional fees, and expenses incurred in preparing the Company’s successful bid for the Battelle projects.
The Company has included information concerning Adjusted EBITDA because it uses that measure to evaluate its compliance with covenants governing its indebtedness and because of the importance of that compliance to its liquidity and business. Under the Company’s senior credit facilities, Adjusted EBITDA represents net income before provision for income taxes, interest expense, and depreciation and amortization and also adds or deducts, among other things, unusual or non-recurring items, restructuring charges, transaction fees, management fees pursuant to the Company’s management agreement with its principal stockholder. Adjusted EBITDA is not a recognized term under generally accepted accounting principles in the United States. Adjusted EBITDA should not be considered in isolation or as an alternative to net income, net cash provided by operating activities or other measures prepared in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as working capital, capital expenditures, tax payments and debt service requirements. Adjusted EBITDA, as included herein, is not necessarily comparable to similarly titled measures reported by other companies. A reconciliation of Adjusted EBITDA to net income is provided below.
Kelly Air Force Base Subcontract
The Company generated approximately 31.2% and 35.7% of its revenues for the years ended December 31, 2005 and December 31, 2004, respectively, by providing MRO services to the United States Air Force as a subcontractor to Kelly Aviation Center, L.P., or KAC, a joint venture between Lockheed Martin, General Electric and Rolls Royce. The original subcontract was awarded in 1999 and ran through February 2006 and KAC previously exercised an option to extend the subcontract for one year to February 2007.
On January 25, 2006, KAC informed the Company that it does not intend to extend the subcontract beyond February 2007. The Company believes that under the terms of the Kelly Air Force Base subcontract, KAC is obligated to extend the subcontract through at least February 2009.
The Company continues discussions with KAC with regard to this matter and intends to continue to protect its legal and contractual rights under the subcontract as well as the intellectual property made available to KAC under the subcontract. However, no assurance can be made that its efforts will result in either an extension of the subcontract beyond February 2007 or another satisfactory resolution of this dispute. The loss of, or materially adverse changes to, the Kelly Air Force Base subcontract would have a material adverse effect on the Company’s revenues and liquidity.
Restatement
As described in the Company’s Annual Report on Form 10-K filed with the SEC on April 14, 2006, the Company’s audit committee, at the recommendation of management, determined that a restatement of the Company’s consolidated financial statements and other financial information as of December 31, 2004, March 31, 2005, June 30, 2005 and September 30, 2005 and for the period from August 25, 2004 through December 31, 2004, the third quarter of 2004 (covering the period from August 25, 2004 through September 30, 2004), and the three months ended March 31, 2005, June 30, 2005 and September 30, 2005 was required. The restatement corrects the accounting for a loss-contract at the time of the Acquisition, subsequent losses under that contract and an error that occurred during the fourth quarter of 2004 resulting in a miscalculation and overstatement of our reported accounts receivable.
The errors necessitating the restatement occurred as a result of control deficiencies that constitute two material weaknesses in the Company’s internal control over financial reporting. After identifying the material weaknesses, the Company performed additional analyses and other procedures intended to ensure that the consolidated financial statements contained herein were prepared in accordance with generally accepted accounting principles. Accordingly the Company’s management believes that the financial information included in this release fairly present in all material respects the Company’s financial position, results of operations and cash flows for the periods presented.
Impairment
As described in the Company’s Annual Report on Form 10-K filed with the SEC, on April 13 2006, the Company’s audit committee concluded that we were required under GAAP to record an aggregate of $77.1 million in intangible asset and goodwill impairment charges in connection with the dispute with KAC regarding the Kelly Air Force Base subcontract.
Fourth Quarter 2005 Conference Call
Standard Aero Holdings, Inc will hold its fourth quarter 2005 conference call on Thursday, April 20, 2006 at 11:00 am (New York City time). Call in details as follows: 1-800-765-7646 reservation number 21290394.
A replay of the call will be available from 1:00 pm (New York City time) on April 20, 2006 until 11:59 pm (New York City time) on April 27, 2006 by calling 1-800-558-5253, reservation number 21290394.
About Standard Aero Holdings, Inc
Standard Aero is one of the world’s largest independent providers of repair and overhaul services for small gas turbine engine and engine accessories. Standard Aero performs repair and overhaul on Rolls-Royce, General Electric, Pratt & Whitney Canada and Honeywell engines used in regional airlines, business aviation, military and government aircraft and in industrial applications. Standard Aero applies specialized MRO process redesign concepts to both its operations and those of its customers, providing the tools and training to drive profitable growth and improved business performance.
On August 24, 2004, Standard Aero acquired the MRO division of Dunlop Standard Aerospace Group Limited (Dunlop Standard) from Meggitt plc; this transaction is referred to in this release as the “Acquisition.” Results post-Acquisition reflect Standard Aero Holdings, Inc. while results pre-Acquisition reflect the MRO division of Dunlop Standard. Due to the change in ownership, and the resultant application of purchase accounting, Dunlop Standard pre-Acquisition combined financial statements and Standard Aero’s post-Acquisition consolidated financial statements have been prepared on different bases of accounting and are not necessarily comparable. In this release, the results of operations for all periods through August 24, 2004 reflect the results of Dunlop Standard, and the results of operations for all periods from and after August 25, 2004 reflect the Company’s results, which represent the consolidated results of operations of the Company and its subsidiaries. Additionally, this release includes the results and financial data of Dunlop Standard prior to the Acquisition combined with the Company’s after the Acquisition. These combined results and financial data are presented for comparative purposes and is referred to in this release as the year or twelve months ended December 31, 2004 or 2004.
This release includes statements that are, or may be deemed to be, “forward looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward looking statements can be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “intends,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. These forward looking statements include all matters that are not historical facts. They appear in a number of places throughout this release and include statements regarding the Company’s intentions, beliefs or current expectations concerning, among other things, the restatement, the dispute with KAC over the Kelly Air Force Base subcontract, the Company’s results of operations, financial condition, liquidity, prospects, growth and strategies and the industry in which the Company operates. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Forward-looking statements are not guarantees of future performance and the Company’s actual results of operations, financial condition and liquidity, and the development of, and trends in, the Company’s industry may differ materially from the forward-looking statements regarding such matters that are contained in this report. In addition, even if the Company’s results of operations, financial condition and liquidity, and the development of, and trends in, the Company’s industry are consistent with the forward-looking statements contained in this report, those results or developments may not be indicative of results or developments in subsequent periods. You should also carefully read the factors described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K to better understand the risks and uncertainties inherent in the Company’s business and underlying any forward-looking statements. Any forward-looking statements made in this release speak only as of the date of this release, and the Company undertakes no obligation to update such statements. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Standard Aero Holdings, Inc.
Condensed Consolidated and Combined Statements of Operations
(unaudited)

	Three months ended

	December 31, 2005	December 31, 2004
	(Successor)	(Successor)
(In thousands)		(restated)

Revenues	$203,245	$208,638

Operating expenses

Cost of revenues	200,077	185,840
Selling, general and administrative	14,068	12,882
Amortization of intangible assets	2,147	2,432
Restructuring costs	—	—
Goodwill impairment	47,377	—

Total operating expenses	263,670	201,154

Income (loss) from operations	(60,425)	7,484
Interest expense	9,546	10,221

Income (loss) before income taxes	(69,971)	(2,737)
Income tax expense (benefit)	(6,890)	(412)

Net income (loss)	$(63,080)	$(2,325)

	Twelve months ended
			August 25, 2004 to	January 1, 2004 to
	December 31, 2005	December 31, 2004	December 31, 2004	August 24, 2004
	(Successor)	(Combined)	(Successor)	(Predecessor)
(In thousands)		(restated)	(restated)

Revenues	$760,707	$793,501	$284,116	$509,385

Operating expenses

Cost of revenues	662,239	673,078	249,710	423,368
Selling, general and administrative	51,530	51,291	20,974	30,317
Amortization of intangible assets	9,385	5,097	3,262	1,835
Restructuring costs	3,215	—	—	—
Goodwill impairment	47,377	—	—	—

Total operating expenses	773,746	729,466	273,946	455,520

Income (loss) from operations	(13,039)	64,035	10,170	53,865
Interest expense	36,440	18,840	14,005	4,835

Income (loss) before income taxes	(49,479)	45,195	(3,835)	49,030
Income tax expense	(298)	15,888	66	15,822

Net income (loss)	$(49,181)	$29,307	$(3,901)	$33,208

Standard Aero Holdings, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

(In thousands)	December 31, 2005	December 31, 2004
	(Successor)	(Successor)
		(restated)
Assets

Current assets
Cash and cash equivalent	$24,056	$27,891
Accounts receivable (less allowance for doubtful accounts of $2,987 and $3,932 at 2005 and 2004, respectively)	120,456	110,492
Inventories	134,011	146,403
Prepaid expenses and other current assets	7,668	10,994
Income taxes receivable	3,811	4,563
Deferred income taxes	2,407	4,118

Total current assets	292,409	304,461

Deferred charges	18,272	21,215
Deferred income taxes	7,920	5,197
Property, plant and equipment, net	136,968	136,439
Intangible assets, net	195,168	237,280
Goodwill	192,301	242,570

Total assets	$843,038	$947,162

Liabilities and divisional equity

Current liabilities
Accounts payable	$75,301	$102,423
Other accrued liabilities	29,197	28,498
Due to related parties	3,940	2,808
Unearned revenue	14,196	12,519
Accrued warranty provision	3,986	6,907
Income taxes payable	9,323	8,980
Current portion of long-term debt	2,574	1,985

Total current liabilities	138,517	164,120

Deferred income taxes	72,542	84,630
Long-term debt	470,000	487,261

Total liabilities	681,059	736,011

Divisional equity
Common Stock (1,000 shares, par value $0.01)	—	—
Paid in capital	215,000	215,000
Retained earnings/(deficit)	(53,082)	(3,901)
Accumulated other comprehensive income	61	52

Total equity	161,979	211,151

Total liabilities and divisional equity	$843,038	$947,162

Standard Aero Holdings, Inc.
Condensed Consolidated and Combined Statements of Cash Flows

(unaudited)

		Twelve months
	Twelve months	ended December	August 25, 2004 to
	ended December	31, 2004	December 31, 2004	January 1, 2004 to
	31, 2005	(Combined)	(Successor)	August 24, 2004
	(Successor)	(restated)	(restated)	(Predecessor)

Cash provided by (used in)

Operating activities

Net income (loss) for the period	$(49,181)	$29,307	$(3,901)	$33,208
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	25,300	23,054	8,825	14,229
Amortization of finance costs	2,943	2,862	2,499	363
Intangible asset impairment	29,700	—	—	—
Goodwill impairment	47,377	—	—	—
Deferred income taxes	(13,100)	(14,443)	(9,162)	(5,281)
Other	68	—	—	—
Foreign exchange loss	722	466	(59)	525

Changes in assets and liabilities

Accounts receivable	(9,964)	(44,645)	(12,206)	(32,439)
Inventories	12,392	9,901	40,315	(30,414)
Prepaid expenses	(1,718)	(1,321)	349	(1,670)
Accounts payable and other accrued liabilities	(27,667)	51,954	(4,820)	56,774
Income taxes payable and receivable	3,987	(409)	(2,080)	1,671

Net cash provided by operating activities	20,859	56,726	19,760	36,966

Investing activities

Acquisition of intangibles — licenses	—	(123)	—	(123)
Acquisition of rental assets and spare engines	(16,028)	(14,781)	(4,995)	(9,786)
Acquisition of property, plant and equipment	(8,448)	(12,723)	(4,529)	(8,194)
Proceeds on disposal of rental assets and spare engines	10,934	9,532	3,139	6,393
Proceeds on disposal of property, plant and equipment	57	112	—	112
Acquisition of MRO Division of Dunlop Standard Aerospace Group Limited, net of cash acquired	—	(664,011)	(664,011)	—

Net cash used in investing activities	(13,485)	(681,994)	(670,396)	(11,598)

Financing activities

Repayment of long-term debt	(16,672)	(41,738)	(40,626)	(1,112)
Proceeds from issuance of debt	—	525,000	525,000	—
Issuance of common stock	—	215,000	215,000	—
Deferred financing charges	—	(23,714)	(23,714)	—
Change in due to (from) related parties	6,185	(7,921)	2,808	(10,729)

Net cash provided by (used in) financing activities	(10,487)	666,627	678,468	(11,841)

Effect of exchange rate changes on cash and cash equivalents	(722)	(466)	59	(525)
Net increase (decrease) in cash and cash equivalents	(3,835)	40,893	27,891	13,002
Cash and cash equivalents — beginning of period	27,891	13,002	—	22,698

Cash and cash equivalents — end of period	$24,056	$27,891	$27,891	$35,700

Standard Aero Holdings, Inc.
Reconciliation of Net Income to Adjusted EBITDA
(unaudited)
The Company’s Adjusted EBITDA is calculated as follows:

	Three months ended		Twelve months ended
	December 31,	December 31,	December 31,	December 31,
(In millions)	2005	2004	2005	2004
	(Successor)	(Successor)	(Successor)	(Combined)

		(restated)		(restated)

Net income	(63.1)	(2.3)	(49.2)	29.3

Add:

Depreciation and amortization	6.3	6.2	25.3	23.1
Interest expense	9.5	10.2	36.4	18.8
Provision for income taxes	(6.9)	(0.4)	(0.3)	15.9
Expenses associated with the Acquisition (1)	—	—	—	4.7
Effect of write-up of inventory and work in process (2)	—	16.1	—	21.4
Non-recurring expenses (3)	2.6	—	6.9	—
Non-recurring impairment charge (4)	77.1	—	77.1	—
Management fee	0.5	0.4	1.6	0.5

Adjusted EBITDA	26.0	30.2	97.8	113.7

(1)	The Company incurred approximately $4.7 million in fees and other expenses associated with negotiating, financing and consummating the Acquisition that were not capitalized as part of the purchase price or as deferred financing charges.

(2)	As a result of the Acquisition and the requirements of purchase accounting, the Company’s assets and liabilities, including the amounts recorded for inventory and work in process, were adjusted to their fair market values as of the closing date.

(3)	During the period ended December 31, 2005 the Company incurred $3.9 million in employee severance costs and $3.0 million in non-recurring professional fees associated with contractual reviews, potential acquisitions and the exchange offer of the Company’s senior subordinated notes.

(4)	The Company incurred $77.1 million in goodwill and intangible asset impairment in accordance with SFAS 144 and SFAS 142 related to the potential loss of, or changes to, the KAC subcontract.